Exhibit 99.2

Boulder Brands, Inc. Announces New Board Member

Boulder, CO (October 7, 2013) – Boulder Brands, Inc. (NasdaqGM: BDBD) announced today Benjamin D. Chereskin will join the board of directors as an independent director. Ben Chereskin is an investment professional with 30 years of private equity investment experience. In 2009, Mr. Chereskin founded Profile Capital. From 1993 through 2009, Mr. Chereskin was a Managing Director at Madison Dearborn Partners where he led the firm’s consumer investment practice. Prior to co-founding Madison Dearborn Partners, Mr. Chereskin held various positions with its predecessor, First Chicago Venture Capital, from 1984 through 1993.

While at Madison Dearborn, Mr. Chereskin led many notable transactions and served on the board of numerous portfolio companies, including: Cornerstone Brands (acquired by Home Shopping Network); Carrols Corporation; Tuesday Morning Corporation (TUES-Nasdaq); Cinemark, Inc. (CNK-NYSE); Bolthouse Farms (acquired by Campbell’s Soup Company); L.A. Fitness (private); and, CDW Corporation (CDW-Nasdaq).

Mr. Chereskin currently serves on the Boards of Directors of CDW Corporation (Audit Committee) and Cinemark, Inc. (Chair-Strategic Planning Committee). Additionally, Mr. Chereskin serves as Chairman of KIPP: Chicago and as a Trustee of The University of Chicago Medical Center. Mr. Chereskin earned an MBA from Harvard Graduate School of Business Administration and an A.B. from Harvard College.

“Over the past 30 years, Ben has proven to be a leading investor and value creator in the consumer sector,” said Stephen Hughes, Chairman and Chief Executive of the Company. “Given Ben’s impressive experience, I believe our shareholders, Board and management team are indeed fortunate to have him join us,” Mr. Hughes commented.

“Boulder Brands is a company I admire and am honored to join its board,” said Benjamin Chereskin. “I look forward to working with Steve, the board and Boulder’s management team to help capitalize on its exciting growth opportunities and strategy in the years to come.” Mr. Chereskin commented.

About Boulder Brands, Inc.

Boulder Brands, Inc. (NasdaqGM: BDBD) is committed to providing superior tasting, solution-driven products. The company’s health and wellness platform consists of brands that target specific consumer needs: the Glutino® and Udi’s Gluten Free® brands for gluten-free diets; the Earth Balance® brand for plant-based diets; the Level Life™ brand for diabetic diets and the Smart Balance® brand for heart healthier diets. For more information about Boulder Brands, Inc., please visit www.boulderbrands.com.

Investor Contact:	Corporate Contact:
Carole Buyers, CFA	Caroline Hughes
Senior Vice President,	Director,
Investor Relations & Business Development	Corporate Communications
Boulder Brands, Inc.	Boulder Brands, Inc.
cbuyers@boulderbrands.com	chughes@boulderbrands.com
303-652-0521 x152	303-652-0521 x312